Exhibit 99.1

PRESS RELEASE

ATS CORPORATION ANNOUNCES TRANSITION TO NEW CHIEF FINANCIAL OFFICER

MCLEAN, VA — (MARKET WIRE) — May 22, 2007, McLean, VA.  ATS Corporation (“ATSC”) (OTCBB:ATCT), a leading information technology company that delivers innovative technology solutions to federal, state, and local government organizations, today announced that Stuart Lloyd, Chief Financial Officer of ATSC, submitted his resignation as CFO, effective May 31, 2007,  indicating that he needed to do so to attend to personal family matters.  Mr. Lloyd’s resignation is unrelated to his work performed at ATSC.  He will remain an employee of ATSC through June 8, 2007 to assist in transition matters.

Mr. Lloyd stated that he “appreciated the opportunity to work with Ed Bersoff, the Chief Executive Officer of ATSC, over the past year.  We both took on the challenge of taking ATSC through the regulatory process and working to get our stockholders to vote and approve the acquisition of Advanced Technology Systems, Inc.  We were successful in doing so and to move the company forward since the acquisition.  This has been a very intense and time consuming process and has not allowed me to attend to certain personal family matters that I must address.  I therefore am resigning my position as Chief Financial Officer of ATSC.  Once these matters are addressed, I look forward to getting back into the business community and observing Ed and his team guide ATSC in the direction that we have envisioned.”

Mr. Lloyd will be replaced by Pamela A. Little, who currently serves as the ATSC Vice President of Finance.  Ms. Little has over 25 years’ experience in companies ranging from privately held, start-up high technology firms to large, publicly traded multi-national professional services and government contracting firms.  Prior to joining ATSC, Ms. Little served as the Vice President and Chief Financial Officer at Athena Innovative Solutions, Inc., ZKD, Inc. and DAI.

Dr. Bersoff stated, “Obviously I am disappointed in Stuart’s decision to resign and I appreciate the efforts he put forth for us during this past year.  I wish him well in his future endeavors.   With Pamela Little’s broad business experience, we are confident that she will assume her new responsibilities quickly and effectively.  She will work with Stuart in the transition and we will continue to move forward in growing ATSC as a leader in the IT services sector.”

About ATS Corporation and Advanced Technology Systems, Inc.

ATS Corporation (formerly named Federal Services Acquisition Corporation) operates through its subsidiaries, Advanced Technology Systems, Inc., Reliable Integration Services, and Appix, Inc.

Advanced Technology Systems, Inc. (“ATS”) is a leading provider of systems integration and application development, IT infrastructure management and strategic IT consulting services to U.S. federal government agencies. Since its founding in 1978, ATS has been recognized for its custom software development and software integration capabilities and its deep domain expertise in federal government financial, human resource and data management systems. ATS has built and implemented over 100 mission-critical systems for clients.

ATS’ financial management software expertise assists clients preparing for the government’s increased financial accountability standards. ATS’ data management systems expertise allows clients to increase efficiency with better human resource and case management tracking capabilities, while also allowing them to organize and track information easily. Additionally, ATS’  IT outsourcing capabilities provide ATS with an opportunity to develop long-term value added partnerships with clients that allow end-users and government agencies to focus on core mission priorities, while reducing expenditures on systems management.

In addition, ATSC leverages its IT services, management consulting, and software and systems development solutions expertise into financial institutions, insurance companies and government sponsored enterprises through a wholly owned subsidiary, Appix, Inc. (“Appix”). Appix is one of the largest providers of outsourced professional services at Fannie Mae and currently serves many Fortune 500 financial services and insurance companies. Additional information about Appix may be found at www.appix.com.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2007. In addition, the forward-looking statements included in this press release represent our views as of May 21, 2007. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 21, 2007.

Additional information about ATSC and ATS may be found at www.atsva.com.

Company Contact:
Dr. Edward H. Bersoff
Chairman, President and Chief Executive Officer

ATS Corporation
(703) 506-0088

Investor Relations Contact:
Laura Kowalcyk
Investor Relations
CJP Communications for ATS Corporation
(212) 279-3115 ext. 209
Email Contact:  lkowalcyk@cjpcom.com

SOURCE: ATS Corporation